REMUNERATION REVIEW


                              For: Richard Justice


                          Date effective: 1 August 1999


Base Salary          $129,000      p.a.

Allowances            $48,000      $24k for Vehicle
                                   $24k for home and office use etc
                    ---------
Fixed Portion        $177,000


Variable Pay          $30,000      100% on BKI group achievement of NPAT budget
     (paid 1/4ly)
                    ---------
Sub Total            $207,000

OTE Bonus             $10,000      Paid only on BKI group annual NPAT budget
                                   achieved
                    ---------                            ($2m CAD to 31/3/2000)
TOTAL                $217,000      p.a.
                    =========


In addition an "over-achieve" bonus is available if the Group Net Profit After Tax exceeds $3m CAD. 15% of the excess profits above the budgeted level will be allocated to the executive team in proportion to the respective fixed of each person's package.


Next review proposed to be effective 1 August 2000.



Accepted: /s/  R. Justice
          -----------------------


Date:     28/10/99